                                                           TECO ENERGY, INC.                   EXHIBIT 11
                                               COMPUTATIONS OF EARNINGS PER COMMON SHARE
Year ended Dec. 31,                 1995                       1994                    1993
                                           Fully                     Fully                   Fully
                           Primary       Diluted       Primary     Diluted     Primary     Diluted
                           Earnings     Earnings      Earnings    Earnings     Earnings   Earnings
Income before
 cumulative effect of
 change in accounting
 principle (1)              $ 186.1      $ 186.1       $ 153.2     $ 153.2      $ 150.3    $ 150.3
Cumulative effect of
 change in accounting
 principle (1)                   --           --            --          --         11.2       11.2
Net income (1)              $ 186.1      $ 186.1       $ 153.2     $ 153.2      $ 161.5    $ 161.5
Common shares
 outstanding at
 beginning of year(1)(2)      116.2        116.2         115.6       115.6        115.0      115.0
Dividend reinvestment
 and common stock
 purchase plan:
  Shares issued(1)(2)            .2           .2            .3          .3           .1         .1
Stock option plans:
  Options exercised(1)(2)        .1           .1            --          --           .2         .2
  Shares under option
   at end of year(1)(2)          --          2.4            --         2.1           --        1.7
Treasury shares which
 could be purchased(1)(2)        --         (1.8)           --        (1.9)          --       (1.3)
Average number of
 shares outstanding(1)(2)     116.5        117.1         115.9       116.1        115.3      115.7
Earnings per average
 common share outstanding:
  Before cumulative
  effect of change in
  accounting principle       $ 1.60      $  1.59       $  1.32     $  1.32      $  1.30    $  1.30
  Cumulative effect of
  change in accounting
  principle                      --           --            --          --          .10        .10
Earnings per average
  common share
  outstanding                $ 1.60       $ 1.59       $  1.32     $  1.32      $  1.40    $  1.40

(1) Millions.
(2) Restated to reflect a two-for-one stock split on Aug. 30, 1993.





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